Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Mark D. Stolper, Executive Vice President and Chief Financial Officer

Dr. Howard Berger, President and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Tanquilut, Jefferies & Company, Inc.

Per Ostlund, Craig-Hallum Capital Group, LLC

Juan Molta, B. Riley & Co.

Mitra Ramgopal, Sidoti & Co., LLC

Alan Weber, Robotti & Company Advisors, LLC

P R E S E N T A T I O N

Operator:

Good day, and welcome to the RadNet, Inc. Second Quarter 2016 Financial Results Conference Call. Today's conference is being recorded.

At this time, I would like to turn the conference over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, Inc. Please go ahead, Sir.

Mark D. Stolper:

Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet's second quarter 2016 financial results.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet's ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

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Forward-looking statements are based on Management's current preliminary expectations and are subject to risks and uncertainties, which may cause RadNet's actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet's reports filed with the SEC from time-to-time, including RadNet's Annual Report on Form 10-K for the year ended December 31, 2015 and RadNet’s quarterly report on Form 10-Q to be filed shortly. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

With that, I'd like to turn the call over to Dr. Berger.

Dr. Howard Berger:

Thank you, Mark. Good morning, everyone, and thank you for joining us today. On today's call, Mark and I plan to provide you with highlights from our second quarter 2016 results, give you more insight into factors which affected this performance, and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I'd like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

Overall, I am encouraged by the improvement in our metrics and financial performance compared with last year's same quarter and the first quarter of this year. Our adjusted revenue increased 10% and our Adjusted EBITDA increased 4.7% over last year's second quarter. Procedural volumes increased 9.6% on an aggregate basis and 0.4% on a same-center basis relative to the second quarter of last year. This was the ninth quarter in a row that we have experienced positive same-center procedural growth, which is a major factor in driving long-term profitability and margin enhancement.

Adjusted earnings and earnings per share also increased quarter over same quarter. Sequentially, the quarter was a significant improvement over the first quarter of this year. Our adjusted revenue increased 3.8% and our Adjusted EBITDA increased almost 30% as compared with the first quarter of 2016. We turned a net loss of $1.7 million in the first quarter of 2016 into a net profit of $4.4 million in the second quarter. Also encouraging was that our operating expense ratio dropped from 91% of revenue in the first quarter of this year to 86.4% in the second quarter, which is a function of operating leverage from increased business and continued focus on cost containment opportunities. As a result, our EBITDA margin increased from 12.5% in the first quarter of 2016 to 15.6% in the second quarter.

Our business continues to improve on both coasts. On the West Coast, we continue to work through some of the capacity issues we faced last year with the unprecedented growth in our Capitation business and the unique utilization characteristics experienced with the incremental patient populations for which we've assumed responsibility, particularly those in expanded managed Medicaid programs. We've also commenced operations at our first significant health system partnership in Glendale, California, with Dignity Health, one of the largest companies in the Western part of the United States. We are encouraged by the opportunities we are seeing to establish additional partnerships in the West with other prominent health systems.

We believe this is the result of our continuing growth and visibility in the communities in which we serve, as well as other capabilities we have built, including oncology and breast disease management. I am hopeful that before year-end we will be in a position to announce additional partnerships like we now have with Dignity Health.

In the East, the continuing focus and accomplishments have been surrounding the successful integration of recently acquired entities in the Tristate New York area, particularly the assets acquired of Diagnostic Imaging Group, New York Radiology Partners, and Lenox Hill Radiology. The significant presence we have created in the New York Tristate area has placed us in a position where we are negotiating rate increases from certain private payers and health plans, and has sparked conversations with some of the larger medical groups in this region regarding network contracting and capitation arrangements. We are hopeful that we will be in a position to announce one or more unique contracting arrangements by year-end whereby we would bring full risk-based contracting to our East Coast operations in a meaningful way for the first time in the Company's history.

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During the quarter, we had several financial adjustments related to these acquired New York entities, which Mark will discuss in more detail during his prepared remarks. These adjustments included those made to adjust for a settlement gain related to the return of common stock we issued in conjunction with the Diagnostic Imaging acquisition, out-of-period depreciation expenses related to the finalization of purchase accounting also related to Diagnostic Imaging Group, and working capital modifications related to the acquired New York assets. After making these adjustments, we are comfortable that these acquired assets are poised for growth and profit improvement.

We are also working in our East Coast operations on opportunities to bring our Breast Oncology business to our New York marketplace. Breast Link, up to this point, has been exclusively expanding in Southern California; however, the opportunities and benefit that it brings to breast disease management and patient care is universal. We seek by year-end to establish a platform for this type of operation in one of our larger East Coast core markets.

Another focus of ours is to profitably expand the Barnabas Health joint venture in New Jersey. Our relationship with Barnabas is stronger than ever. We are evaluating expansion opportunities for the joint venture to include tuck-in acquisitions, building one or more facilities, and exploring additional opportunities with existing Barnabas hospitals and outpatient operations.

Another area of potential growth for us is regarding Inpatient Radiology with existing and new hospital partners. In the past, we have worked with our contracted and affiliated radiology groups to staff the professional component utilized in hospitals with whom we have partnerships and outpatient imaging centers. We are now exploring opportunities where we would assume full operating responsibility for both the technical operations of the inpatient facility, as well as the professional radiology interpretation. We are excited about this as it represents an expansion opportunity for us with both existing hospital relationships in our core markets, as well as hospitals outside of our existing operating geographies.

Finally, on the cost savings front, we continue to work on initiatives to capitalize on our scale by making our business more efficient. For instance, we are in the process of centralizing our insurance preauthorization function for all of our operations, East and West. We are also beginning tests for online appointment scheduling. Automating these functions will reduce the cost that we currently spend on call centers and patient service coordinators. We also continue to work with suppliers and other vendors on programs to lower the cost of disposables, such as contrast agents. Lastly, we are continuing to design programs to lower our cost of equipment repairs and maintenance.

At this time, I'd like to turn the call back to Mark to discuss some of the highlights of our second quarter 2016 performance. When he is finished, I will make some closing remarks.

Mark D. Stolper:

Thank you, Howard. I'm now going to briefly review our second quarter 2016 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove the second quarter performance. Lastly, I will update 2016 financial guidance levels.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation, and amortization, each from continuing operations, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains, and non-cash equity compensation. Adjusted EBITDA includes equity earnings and unconsolidated operations and subtracts allocations of earnings to non-controlling interest in subsidiaries and is adjusted for non-cash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet, Inc. common Shareholders is included in our earnings release.

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With that said, I'd now like to review our second quarter 2016 results. For the three months ended June 30, 2016, RadNet reported adjusted revenue and Adjusted EBITDA of $224.6 million and $35.1 million, respectively. Adjusted revenue increased $20.3 million or 10% over the prior-year same quarter and Adjusted EBITDA increased $1.6 million or 4.5% over the prior-year same quarter.

During the quarter, we booked several non-cash entries related to adjustments pertaining to acquisitions we made in New York. Specifically, we recognized a $5 million settlement gain related to the return of common stock pertaining to our acquisition of Diagnostic Imaging Group. As some of you may recall, we issued to the seller in connection with the acquisition of DIG, 1.5 million RadNet shares. The return of $5 million worth of these shares relates to a billing issue which we identified subsequent to DIG's purchase. Also, as it relates to DIG and other acquired New York entities, we made a working capital adjustment of $6.1 million, which from an accounting perspective was charged against revenue in the current period, effectively reducing our revenue in the quarter by $6.1 million.

Finally, as it relates to out-of-period non-cash charges pertaining to New York operations, we made a $221,000 catch-up depreciation entry in the second quarter, which resulted from the finalization of our purchase price allocation completed by our outside valuation firm, which resulted in a write up of the acquired assets, and therefore an increase to depreciation resulting since the acquisition date of October 1, 2015. Thus, in order to evaluate our true operating performance during the quarter, we have adjusted our revenue and EBITDA and earnings metrics to include—to exclude these accounting entries.

For the second quarter of 2016 as compared to the prior-year second quarter, MRI volume increased 7.5%, CT volume increased 8.9%, and PET CT volume increased 4.8%. Overall volume, taking into account Routine Imaging Exams, inclusive of x-ray, ultrasound, mammography, and all other exams, increased 9.6% over the prior-year second quarter. In the second quarter of 2016, we performed 1,567,115 total procedures. The procedures were consistent with our multimodality approach whereby 77.9% of all the work we did by volume was from Routine Imaging.

Our procedures in the second quarter of 2016 were as follows. Please note that starting the third quarter of last year of 2015 and including this second quarter, we standardized our procedural volume categorization among regions according to our internal KBI, or Key Business Indicators dashboard. So the volumes I'll be quoting for last year's comparison period will be slightly different than those I reported at this time last year. Because the restated procedural volumes for last year's period are calculated under the same methodology as the current period, the comparisons between the two periods are accurate, as are the conclusions that can be drawn. Here are the numbers: 193,423 MRIs as compared to 179,973 MRIs in the second quarter of 2015; 146,947 CTs as compared with 134,974 CTs in the second quarter of 2015; 6,568 PET CTs as compared with the 6,267 PET CTs in the second quarter of 2015; and 1,220,177 Routine Imaging Exams versus 1,109,082 of all these exams in the second quarter of 2015.

For the second quarter of 2016, RadNet reported adjusted net income of $4.4 million, which is modified by removing the tax affected non-cash items that I already discussed included $6.1 million of the working capital adjustments, $5 million settlement gain on the return of the common stock associated with the Diagnostic Imaging Group acquisition, and the $221,000 one-time adjustment to depreciation in conjunction with the finalization of the purchase price allocation related to the Diagnostic Imaging Group acquisition. Adjusted net income increased $987,000 over the second quarter of 2015.

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Per share adjusted net income for the second quarter was $0.09 per share compared to adjusted net income in the second quarter of 2015 of $.08 per share based upon weighted average number of diluted shares outstanding of 46.9 million and 44.7 million shares for these periods in 2016 and 2015, respectively.

Affecting net income in the second quarter of 2016, were certain non-cash expenses and nonrecurring items, including the $5 million settlement gain related to the DIG acquisition, the $6.1 million charge to revenue related to the working capital adjustments pertaining to the New York acquisitions, the $221,000 depreciation expense catch-up recorded in the period, $1 million of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock, $173,000 of severance paid in connection with headcount reductions related to cost savings initiatives, $441,000 loss on the sale of certain capital equipment, and $1.4 million of non-cash amortization of deferred financing costs and discount on debt issuances.

Overall, GAAP interest expense for the second quarter of 2016 was $10.7 million. This compares with GAAP interest expense in the second quarter of 2015 of $10.4 million. At June 30, 2016, after giving effect to bond and term loan discounts, we had $636.6 million of net debt, which is total debt less our cash balance, and we were drawn $13.8 million on our revolving credit facility which has a capacity of $117.5 million.

During the quarter, we repaid $9.3 million of notes and leases payable and term loan debt, and had cash capital expenditures net of asset dispositions of $17.7 million. Since December 31, 2015, accounts receivable increased approximately $2.2 million and our net Days Sales Outstanding, or DSOs, were 63.15 days, a decrease of approximately 2.8 days since year-end 2015.

At this time I'd like to reaffirm our 2016 financial guidance levels, which we released in conjunction with our fourth quarter and year-end 2015 results. For total net revenue, our guidance range is between $870 million and $910 million; our Adjusted EBITDA range is between $130 million and $140 million; our capital expenditure range is between $50 million and $55 million; our cash interest expense range is between $37 million and $40 million; and our free cash flow generation range, which we define as our Adjusted EBITDA less total capital expenditures, less cash paid for interest, the range is $40 million to $50 million.

We are on track to meet our guidance ranges for the year. All ranges remained unchanged from what we announced earlier in the year with the exception of increasing our targeted capital expenditure range by $5 million. This increase is to fund a replacement program for our computed radiography, or CT x-ray scanners, to provide them with digital wireless transmitting capabilities. This will improve quality, lower labor costs, and comply with a new CMS ruling which would otherwise lower our x-ray reimbursement from traditional CR systems beginning in 2018.

I'll now take a few minutes to give you an update on 2017 reimbursement and discuss what we know with regards to 2017 anticipated Medicare rates.

With respect to 2017 Medicare reimbursements, we recently received a matrix for proposed rates by CPT code, which is typically part of the physician fee schedule proposal that is released about this time every year. We have completed an initial analysis and compared those rates to 2016 rates. We volume weighted our analysis using expected 2017 procedural volumes. Our initial analysis shows that the Medicare rates for 2017 are essentially neutral relative to 2016 rates. There are few material changes proposed for 2017 and we estimate no material impact to RadNet's revenue for 2017. We are obviously very pleased with this as this is only the second year since the advent (phon) of the Deficit Reduction Act in 2007 where CMS is proposing to leave rates essentially unchanged.

Our industry has been significantly impacted by rate cuts, and we've consistently had to improve our business, in some cases dramatically, just to stay in place. Of course, the proposed rates for the physician fee schedule are subject to comment from lobbying and industry groups and there's no assurance the final rule to be released in November 2016 timeframe will reflect these same proposed rates. Whether or not the final rule in the November timeframe is consistent with the proposed rates, as Dr. Berger discussed earlier in his comments, we will continue to focus on lowering our cost structure through using our scale and ability to drive efficiencies in our Organization. We will continue to seek pricing increases in regions where we are essential to the healthcare delivery system, recognizing that our prices remain significantly discounted as compared to hospital settings. We will also continue to pursue partnership opportunities with local hospitals and health systems where we think these arrangements could result in increased volumes and long-term stable pricing from private payers.

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Lastly, we will continue to acquire strategic targets opportunistically at three to four times EBITDA in our core geographies that further our strength in local markets and achieve efficiencies with our existing operations.

I'd now like to turn the call back to Dr. Berger who will make some closing remarks.

Dr. Howard Berger:

Thank you, Mark. Healthcare remains an exciting and dynamic place to be. The landscape is rapidly changing and it is being reshaped by the effects of the Affordable Care Act and from the consolidation that has ensued. The Healthcare industry is transforming from a cottage mom-and-pop industry to one where scale and vertical integration is becoming requisite for long-term survival and success. Today more than ever, the lines are being blurred between payers and providers. Insurance companies continue to purchase providers in medical groups. Hospitals are aligning with physician practices and ambulatory and outpatient service providers, such as surgery centers, physical therapy centers, long-term care facilities, and imaging to name a few. Risk-based contracting is becoming more prevalent with physicians, hospitals, and other providers assuming financial risk for patient care.

Diagnostic Imaging will continue to play a central role in healthcare. Its effectiveness and widespread acceptance have and will continue to be the reasons why major providers and payers will need access to and desire to partner with high quality imaging operators. Imaging, along with other diagnostic tests, such as those performed by clinical laboratories, are used at the front end of almost every injury or disease process and healthcare today. Imaging interfaces with all disciplines of medicine, from general internal medicine practices to specialty practice, such as orthopedics, pediatrics, OB/GYN, cardiology, neurology, nephrology, and the list goes on. These trends give me optimism and strong convictions (phon) about the future opportunities for RadNet. The trends are working with us and we intend to capitalize on all opportunities in the changing healthcare landscape we believe can create significant bag for all of our Stakeholders.

Operator, we are now ready for the question-and-answer portion of the call.

Operator:

Thank you. If you'd like to ask a question, please press star, one on your touchtone phone. Please be sure you are unmuted so your signal reaches our equipment. Again, star, one if you'd like to ask a question. We'll go first to Brian Tanquilut of Jeffries.

Brian Tanquilut:

Hey. Good morning, guys. Howard, just as we think about Capitation, how should we size the Capitation opportunity on the East Coast and how would that impact 2016 results?

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Dr. Howard Berger:

I think they're unlikely to impact the 2016 results. By the way, good morning, Brian. As we are in the process of evaluating these opportunities and are probably way off before we can announce anything more definitive, we would expect that they might influence our 2017 results, which would be reflected in the earnings call and guidance that we would give at the end of the first quarter. That being said, what's interesting about this is that the opportunities, I think, on the East Coast come with perhaps greater opportunity for revenue and driving volume into our centers more so than the West Coast on a contract-by-contract basis because we're dealing with larger payers and medical groups than we traditionally see on the West Coast here, which tends to be the smaller medical groups for the most part.

So, while I can't give you any definitive information surrounding those discussions as yet, the additional component that we're excited about is that we also expect the reimbursement for Capitation, given probably higher utilization on the East Coast than the West Coast, to disproportionately benefit us from a revenue opportunity standpoint.

Brian Tanquilut:

Got it. That makes sense. Howard, as you think about Barnabas—you've been with them for a little bit now. What have you learned from that that you can extrapolate to future partnerships in terms of the differences in operating the business and also how you mind the opportunity as you partner with a large health system like that? I mean, what have you—I mean, what can we think of as the opportunity set (phon) or the pitch for future partnerships going forward?

Dr. Howard Berger:

Well, I think what we've learned is something that we intuitively knew, but have been able now to put into practice, and that is that hospitals really are not sophisticated or that deep in their understanding of how to operate the imaging assets. What we've seen particularly in the Barnabas circumstance is that taking over, I think at this point, three of their on-campus outpatient imaging centers and turning them from money-losing operations to significantly contributing profitability has demonstrated to the Barnabas Management that their knowledge of imaging is somewhat at a deficit.

I don't believe that this is unique to imaging because in the case of Barnabas, I think they're recognizing that other ambulatory services, such as surgery centers and lab, they're continuing to look at outsourcing of those to people who have those management and expertise. What I believe this will present to us in which we are in the very early discussions of, is turning, as I mentioned in my remarks, to looking at the inpatient delivery side of this. The joint venture that we have gives us an opportunity to bring perhaps the focus of inpatient operations through the joint venture and thereby benefiting both parties from any efficiencies that we can potentially bring to their operations, as well as potentially looking at these assets as another site for us to deliver outpatient imaging and essentially increasing our access in that marketplace.

So, I think the Barnabas example will put us in a very good position for them to be a reference for us to other hospital systems that we're currently in the early stages of discussions, as well as now that they themselves are growing rapidly—as you may know, Brian, they've merged with the Robert Wood Johnson system and so there's 14 hospitals currently in the Barnabas system and, I dare say, that's probably going to grow. So I think Barnabas will continue more and more to look at us as a solution for all of their imaging opportunities, which will begin to, I think, focus not only on the outpatient marketplace but also perhaps with some unique opportunities on the inpatient side.

Brian Tanquilut:

Thanks for that color, Howard. Then, Mark, bad debt was up quarter-to-quarter. Anything to call out there? Then second question for you: given the expectation for flat Medicare rates next year, is it safe to assume that we should be expecting some margin expansion next year?

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Mark D. Stolper:

We certainly hope for the margin expansion. Obviously having flat rates for CMS, which is about 20% of our business, allows us an opportunity to where we're starting off neutral next year as opposed to starting off in a hole. We're working on some payer increases on the East Coast in the New York Metropolitan area where we've, in the last 12 to 18 months, built significant scale. So we think that there is a possibility for some net-net reimbursement increase next year. Then also we have Capitation increases that will kick in as well next year as contracts reach their annual renewals.

So, we are hopeful that with some reimbursement increases on a net basis, as well as the continued cost savings initiatives that we have here with respect to online scheduling and working with some of our vendors using our scale to procure disposables and contrast materials at a lower price, we think that there really is some opportunity next year for some margin expansion. Also, we're still integrating the Diagnostic Imaging Group acquisition with our other New York assets that we purchased in the last couple of years and think that there's some upside opportunity there. So, we are hopeful that we can see some modest margin expansion next year.

Brian Tanquilut:

Margin bad debt?

Mark D. Stolper:

Yes. Bad debt, I wouldn't draw any conclusions from the second quarter here. There was a little bit of a write-down associated with some AR associated with the Diagnostic Imaging Group acquisition that had to do with a payer, which was also tied into the return of purchase considerations associated with that acquisition, and that, just from a statistical standpoint, created a little blip in the way we calculate bad debt. But I expect that to normalize over the coming quarters.

Brian Tanquilut:

All right. Got it. Thanks, guys.

Dr. Howard Berger:

Thanks, Brian.

Operator:

Thank you. We'll take our next question from Per Ostlund of Craig-Hallum Capital Group.

Per Ostlund:

Thanks. Good morning, guys. Actually, want to follow up on the most recent comments there on the New York properties with DIG and the New York Radiology Partners acquisitions. Just curious if you can kind of characterize, I guess, the performance of those facilities since acquisition. I think those have kind of been in the system here for anywhere from, what, two to four, five quarters now. How are they performing from a top line standpoint and maybe where are they at in the integration process? Are they approaching RadNet kind of Company margins yet or do we still have a ways to go? Then I guess related to that is: were any the adjustments announced today—were any of those gating factors that maybe kept—that maybe held the integration back at all? Thanks.

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Dr. Howard Berger:

I'll take that, Per (phon). Well, I think on the first point here, as far as the integration is concerned, it's proceeding reasonably well and as we anticipated. The number of centers that we grew in the New York marketplace over the period now of about 15 months was a very substantial undertaking and one that took us a while to rationalize the assets, as well as make certain that we integrated them in a very prudent manner and avoided any disruption to the operation. We have the opportunity and have worked on consolidating some centers that we felt were not necessarily important in terms of the access in that marketplace, and with those closures, there are some costs that we absorbed relative to personnel and equipment and spaces that do affect the performance. But much of this was anticipated when we acquired these assets.

In a realistic sense, it takes us 9 months to 12 months of runway to really get these assets performing. All of them need to transition over onto our IT systems, which are not only the eRAD systems but also our payroll systems, HR systems, accounting systems, etc., and given the size and the magnitude of these acquisitions, it was something that we had to approach carefully here to make certain we didn't do anything untoward to the operations. So given the scale and the opportunities that were presented to us in that New York marketplace, I don't think we've really seen anything that we didn't expect and we're being a little bit more judicious in the integrating of those assets here.

I believe that they will all not only perform but exceed performance expectations. We've had some very positive conversations with the payers and the New York marketplace about setting new rates that I think will substantially impact the Company more in 2017 than they are going to here in the second half of the year. But the strategy and the rationale for acquiring these assets have never been more apparent and opportunistic to us than they are at the present time. I think New York is a unique marketplace, not only from a financial standpoint or the financial world but from a business standpoint, and with opportunities that we have not only in the Imaging but in the Oncology space, particularly with Breast Link and Breast Disease Management, which is resonating very well with the payers and other providers in that marketplace, I think will allow us to have some exciting news that will be unfolding here perhaps later this year and the beginning of next year.

As a result of the integration, I think we both see opportunity to further enhance the performance of the operation and it will come not only with improvements, I think, in margin but also in revenue, both in terms of new contracts, as I talked about before with Capitation opportunities, as well as improving revenue. It's very clear to us that the conversations that we're having today would only be possible or are only possible because of the size and position that we've grown very rapidly in that marketplace. We've gone from virtually no centers in the five boroughs of New York to about 55 centers in that marketplace now in about 3.5 years, and I think the even greater disparity between hospital reimbursement versus freestanding outpatient facilities is no more evident than it is in that marketplace.

So, we have the attention, I think, of a number of players in that marketplace and I'm more excited about the opportunity probably than when we initially embarked on this 3.5 years ago.

Per Ostlund:

Very good. Thanks for all that color. Dr. Berger, you also referenced some of the cost and revenue opportunities in yours and Mark's prepared remarks. I think coming out of the first quarter, you had sort of articulated a $7 million to $10 million target for those opportunities for this year. Does that sort of range kind of still hold? It sounds, based on your commentary, like it probably does, but just thought I would revisit that.

Dr. Howard Berger:

Yes. It does. Remember that was a combination of both East Coast and West Coast opportunities, and the West Coast opportunities have now been pretty much fully realized as of the second quarter so that the remainder of this year and obviously for the 12 months after July 1, a substantial portion, at least half of that, will come from the West Coast initiatives and the additional portion of that $7 million to $10 million will come from East Coast opportunities that are principally going to be implemented here in the third and fourth quarters. So that initiative is well underway and one that we're very comfortable will come to full fruition for us.

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Per Ostlund:

Very good. On that point, I think one of the revenue opportunities—and I think this was largely geared to the East Coast—was the breast tomography side of things. I'm just kind of wondering—looking to get maybe a little bit of an update there. I think coming out of the last quarter you had maybe placed 50, 55 systems, with most of those on the East Coast. Curious to get sort of an update there. I think there's the reimbursement benefit that's clear and I'm sure there's ample demand for the service. Curious to your thoughts as how you go to market there because you've got—with the clustered centers, you probably don't really have to put it everywhere, but just looking to get your thoughts on that.

Dr. Howard Berger:

Thank you for the opportunity to expand on that. That has been a tremendous success and adoption of it by the marketplace, and in particular, of the approximately 55 systems that we have in place right now, 47 of them are on the East Coast. We have scheduled another perhaps 10 or so systems that we hope to get in place before the end of the year and, principally, perhaps by the October timeframe given Breast Cancer Awareness Month is October. What we are surprised and delighted with is how rapid the adoption of that has unfolded, particularly and interestingly, in the Maryland marketplace where the majority of the 47 systems on the East Coast have been allocated.

In some of our centers we have converted up to 60% of our patients to the 3-D tomography capability, both as a result of marketing to our physician referrers that we now have this capability, as well as more direct marketing to the women whose annual or biannual visits are coming up. Maryland uniquely, in our centers in the states that we operate in, has adopted more reimbursement for 3-D mammography than any other state. We expect other states, particularly on the East Coast, to follow shortly with that. But if we do the 3-D mammogram, we either get the reimbursement from the payer or we get a surcharge from the patient if they elect to have it. With 60% of our women electing it, we are actually outstripping some of the capacity that we have in some of our centers and, therefore, may need to add additional systems in centers where we have multiple mammography systems.

So that has been a huge success for us. I think the success is also for our female patients that are benefiting from what I believe is a superior technology, and I think the benefits of that will continue to inure to the Company here in the latter part of this year and going into next year. We are, as I've stated before, very committed to women's health, particularly with breast disease, and our next big effort to really roll that out on a larger scale will be in the New York marketplace that could come in combination with a Breast Link initiative that we are very excited about.

Per Ostlund:

Excellent. Thanks for taking all those questions.

Dr. Howard Berger:

Thank you.

Mark D. Stolper:

Thanks, Par.

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Operator:

Thank you. We'll take our next question from Juan Molta of B. Riley.

Mr. Molta, please go ahead. Your line is open.

Juan Molta:

Sorry about that. I was on mute. Hey, good morning, guys. Could you provide—you already mentioned you bought back a little bit of debt and paid off some capital lease obligations. Would you mind providing any update as to what plans are for deleveraging? I know it comes up often, but maybe you could touch on that a little bit please.

Mark D. Stolper:

Sure. So, during the quarter we paid off about $9.8 million of our debt, which is a combination of the amortization that we're repaying each quarter on our senior term loan which will total a little bit over $6 million a quarter, and then additional amortization on our capital leases, which adds another couple million dollars a quarter given today's—where we are in the amortization schedules of those pieces of debt. So, we will continue to do that each quarter. Then in addition, as we've discussed throughout the year, we have not been extremely acquisitive this year. We will look at opportunistic situations to buy small mom-and-pops at the three to four times EBITDA range in our existing core markets, but we don't have any real significant acquisitions in the pipeline and so we see more of our free cash flow accumulating and we expect to have a cash balance at the end of the year, which at that point we can choose to electively repay some of our first lien with no prepayment penalties.

So, I would suspect this year, for the remaining part of the year, that on the second and third quarters we'll pay down in the neighborhood of $18 million to $20 million of debt.

Juan Molta:

Okay. Thank you for that. Next question is more high level, but since you've mentioned it here in the prepared remarks regarding the Capitation model and this model going into the post-Affordable Care Act era. Could you provide what your position is on that? You've obviously, at least partially benefited with volumes from Government-funded exchanges and it seems like some payers don't want to continue with that program. So if you could simply provide an overall what your position is there, that'd be great.

Mark D. Stolper:

Sure. I mean, we've seen a major expansion in the last 12 to 18 months of some of the State-run managed Medicaid programs in California. It's called Medi-Cal. Companies like Molina and Centene and others who have these types of products are taking risk for patient care and therefore are more interested in contracting with providers who can essentially sub-capitate or where they can syndicate some of that risk to the providers. So we've benefited, and that's what you saw a lot happen in 2015 where our Capitation book of business increased over 25% versus 2014.

We've also seen an expansion and growth in the enrollment in existing Capitated arrangements so that more and more of the patients, particularly ones that are now able to avail themselves of insurance for the first time, are going into these managed products—HMO products where they've, for—they've exchanged a smaller provider network or limited choice for better rates. So we've seen expansion in the numbers that the medical groups have with whom we contract, and therefore as they bring us more lives, that brings more Capitated dollars to us. They fall under the existing Capitated arrangements. So of the 12-plus million Americans that have now availed themselves of healthcare for the first time over the last couple of years, we've seen benefit both on the fee-for-service side, particularly here in California, which has been where we've seen the highest enrollment and the highest percentage growth in that 12 million patient number, but also within the Managed programs and our Capitation contracts.

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So, we feel pretty good about continued growth in our Capitated enrollments. We're always talking to new medical groups and espousing the benefits of Capitated arrangements versus fee-for-service arrangements, and so we think this will continue to be a growth area for us in California, and then obviously some of the discussions that we've had this year on the East Coast and bringing that contracting mechanism to the East Coast will have huge benefits for our East Coast operations.

Juan Molta:

Okay. All right, very good. We have talked about previously, I think, Mark, that your exposure to Humana or to Aetna—I don't remember which one, was not that high—and we've seen that some of the commercial players don't want to continue with their exchange program. Do you have any comments on that on a go-forward?

Mark D. Stolper:

Sure. Our exposure to any one payer is very, very limited. Our largest payers in virtually all the markets that we operate in, aside from Medicare, are the Blues, Blue Shield, Blue Cross, administrators. Many of them are unrelated in the markets in which we operate, so Blue Shield is a non-for-profit here in California, Blue Cross is owned by WellPoint; in Maryland it's CareFirst. So we really have very little national exposure to any one payer. The fact that some of these larger payers like Humana, which has a higher concentration, frankly, in the Southeast and in Florida where we're not a player, but the fact that some of these guys are pulling out of the exchange programs really doesn't affect us at all. In fact, what will happen is many of these patients will just find alternative care or they'll have fewer choices of health plans to enroll in, but we end up seeing those lives, whether they're in Aetna, United, any of the Blues programs. I mean, these patients have to go somewhere and in all the markets in which we operate, we contract with all the major payers. So we have not been concerned with any of the headlines we've seen about some of these larger payers pulling out of these exchanges.

Juan Molta:

Okay. Good. Thank you very much. The other questions I had have—you've already addressed them, so thank you very much.

Mark D. Stolper:

Thanks, Juan.

Operator:

Thank you. We'll go next to Mitra Ramgopal of Sidoti.

Mitra Ramgopal:

Yes. Hi. Two questions to follow up on some of the earlier ones. First, on the quarter, when we look at the increase in operation costs and you talked about potential margin expansion, I'm just wondering if there was anything in the quarter here that we probably should not be expecting going forward.

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Mark D. Stolper:

Yes, hi. Good morning, Mitra. Yes. The increased operating costs, when you're looking at a comparison versus last year's same period, really results from the Doshi acquisition. We completed that acquisition in October 1, so with the additional revenue and EBITDA that came from that acquisition, also comes those costs. So you can't really look at it from an aggregate perspective. Next quarter will be a little bit easier to make that comparison because of the fact that the Doshi acquisition was completed on October 1, which would be—actually, I'm sorry; not next quarter but the fourth quarter the Doshi acquisition will be essentially annualized in our numbers for comparison purposes. But from the cost savings perspective, we are seeing significant benefits from some of the negotiations we are having with respect to supplies, particularly around disposables and contrast materials, and that is showing up in our numbers and will continue to show up for the rest of the year. I think Per asked about our $7 million to $10 million estimate of cost savings, which we articulated in the first quarter and we're still very confident that we'll get that $7 million to $10 million of cost savings in revenue enhancements for the year.

So I think, one, to your point or to your question, it's going to be hard to actually see that in our comparison numbers really until the fourth quarter.

Mitra Ramgopal:

Okay. No. Thanks for that color. Then I had a question with—coming back in terms of looking at the expansion opportunities. I know you mentioned you're not going to be looking at acquisitions really later this year, but as we look at 2017 and beyond, and as you sort of look in terms of the growth initiatives, is the focus going to be more in terms of the joint ventures and partnering with the capitated groups, etc., or do you still feel the need in terms of doing more DIG transactions?

Dr. Howard Berger:

Well, I think we have to evaluate these on a case-by-case basis. The opportunity, should it come about, to enhance our presence in any market that gives us the improved marketing and operating metrics will be seriously considered. That being said, I believe the opportunities for the Company will be very much along the lines of joint ventures and Inpatient Radiology opportunities and Capitation, along with our Breast Link initiatives. But given the opportunities, I think, that are presented to us, we would look at any opportunities to expand or enhance our presence in an existing marketplace very seriously. But as Mark stated, and I just want to confirm that, we're not looking at any significant acquisition opportunities for the remainder of this year as we really are focused on integrating all of the systems and the acquisitions that we did back in 2015 to make certain that the Company is capable of managing to a new level here with all systems intact.

Mitra Ramgopal:

Just a follow-up on that, as you look to partner with the capitated groups and other health systems, etc., how much capacity do you think you have on hand that you feel comfortable handling without having to go out and maybe add more centers?

Dr. Howard Berger:

Well, I think the opportunities that we're talking about wouldn't necessarily require more centers. If they would—or if it does, it would be very minimal. I think the opportunities with the health systems or hospitals are really pretty much with the assets that they currently have right now and us being able to help manage them and drive opportunities within their existing framework.

Mitra Ramgopal:

Okay. Thanks again for taking the questions.

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Mark D. Stolper:

Thanks, Mitra.

Operator:

Thank you. We'll go next to Alan Weber of Robotti Advisors.

Alan Weber:

Good morning. Just, when you talk about the New York markets, Dr. Berger, you were speaking about kind of the integration is kind of on its way and not fully implemented, I get it. Can you talk about if you look out two or three years in kind of a flat environment, what does that incrementally mean to EBITDA or revenue or financially? What does that really mean? How much more is the benefit from the New York integration?

Dr. Howard Berger:

Well, I think it's a complicated answer because, Alan, I think it involves revenue enhancement opportunities. It involves improving margins, as well as new types of services that we might offer in a marketplace. For example, we would never have considered bringing Breast Link into the New York marketplace if we didn't have a very substantial platform of existing, not only imaging centers but the amount of mammography and imaging that we do related to breast disease is very substantial. So, all of these have to be looked at together, and as we implement our eRAD system, as we consolidate, as we negotiate better rates with payers, that is a core part of the RadNet strategy regardless of the market that we're in. I think it happens to be amplified in New York because of the enormous amount of volume that we already see and which we could potentially increase.

So I think we have a lot of capacity in that marketplace, both in terms of the number of sites and potential for further expansion in a number of different ways, but as I've said before, the ability for us to harvest that really is making certain that we've integrated all of these acquisitions and can focus on growth opportunities rather than just continuing their integration.

Alan Weber:

Okay. Just as a quick follow-on, when you talk about the joint ventures, a lot of it, you said, the assets are kind of in place at the hospitals. New York should improve over time. Is Breast Link—putting aside any major acquisition, is Breast Link the only significant real investment that you're going to have to make of capital?

Dr. Howard Berger:

Well, I think we have to make equipment investment.

Alan Weber:

Right. I mean, besides that, right.

Dr. Howard Berger:

Do you mean—what other kind of investments are you thinking about?

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Alan Weber:

Well, I mean, you have the footprint in some of the major markets. You've made the big acquisitions, so going forward to grow EBITDA, is it going to come from joint ventures, just tuck-in acquisitions, which are not as capital-intensive, is Breast Link significant in the New York markets? Will that require a significant amount of capital?

Dr. Howard Berger:

Relative to what we spend on equipment, it's a very small investment. You're dealing mainly with a non-capital-intensive type of business and one that integrates nicely with existing operations that we have on the Imaging side of it. The Breast Link initiative, if you will, is primarily a physician-driven opportunity rather than putting a lot of assets in place in order to accommodate that business.

Alan Weber:

So I guess when you look out a few years, I mean, is capital spending going to be relatively flat or just up a small amount? How do you view that?

Dr. Howard Berger:

Yes. I think it's going to be relatively flat. The amount of assets that we have and the continued improvement in technology requires us to continue to invest in our facilities, and some of the newer upgrades that we're looking at, particularly in the area of MRI that can shorten the amount of time that it takes to do a procedure—substantially shorten it—as well as make it more convenient and comfortable for patients by noise reduction and other tools that are about to be rolled out. It will, I think, give us additional reason to view our capital investments, not just as maintenance but also as growth opportunities. Given the fact that we have 250 MRI scanners and almost as many CT scanners, just the turnover on an annual basis and the opportunities that that presents for us will continue to drive the need for us to invest continually in our centers.

This is a technology business and one that I think will change over a period of time to provide additional opportunities that I think when you look back at them in hindsight will have proven to be very prudent.

Alan Weber:

Okay. Great. Thank you very much.

Dr. Howard Berger:

Thank you, Alan.

Operator:

Thank you. That does conclude our question-and-answer session. I'd like to turn the conference back over for any additional or closing remarks.

Dr. Howard Berger:

Thank you, Operator. Again, I would like to take the opportunity to thank all of our Shareholders for their continued support and the employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all Stakeholders.

Thank you for your time today and I look forward to our next call. Good day.

Operator:

Thank you for your participation. That does conclude today's conference. You may now disconnect.

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